Exhibit 4.1
EXECUTION VERSION

Henry Schein, Inc.
NEW YORK LIFE INSURANCE COMPANY

$150,000,000 Master Note Facility

Dated August 9, 2010

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Schedule A	—	Defined Terms

Schedule B	—	Address for Notices to New York Life

Schedule 5.14	—	Subsidiaries and Equity Investments

Schedule 10.2	—	Existing Liens

Schedule 10.3	—	Existing Indebtedness

Schedule 10.8	—	Existing Restrictive Agreements

Exhibit A	—	Form of Note

Exhibit B	—	Form of Request for Purchase

Exhibit C	—	Form of Confirmation of Acceptance

Exhibit D	—	Form of Opinion of Special Counsel for the Company

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Henry Schein, Inc.
135 Duryea Road
Melville, New York 11747
August 9, 2010
New York Life Investment Management LLC
51 Madison Avenue, 2nd Floor
New York, New York 10010
Ladies and Gentlemen:
     Henry Schein, Inc. a Delaware corporation (the “Company”), agrees with New York Life Investment Management LLC, a Delaware limited liability company (“New York Life”) and each New York Life Affiliate (as defined herein) which becomes bound by this Agreement as provided herein (each, a “Purchaser” and, collectively, the “Purchasers”) as follows. Certain capitalized and other terms used in this Agreement are defined in Schedule A; references to a “Schedule” or an “Exhibit” are to a Schedule or an Exhibit attached to this Agreement unless otherwise specified, and references to any time of day are to New York City local time unless otherwise specified.
Section 1. Authorization of Notes.
     Section 1.1. Authorization. The Company may, from time to time and in accordance with the terms of this Agreement, authorize the issue of senior promissory notes (the “Notes”) in an aggregate outstanding principal amount not to exceed $150,000,000 at any time, each to be dated the date of its issue, bearing interest on the unpaid balance from the date of original issuance at the rate per annum as provided by the terms of this Agreement, to mature no more than 15 years after the date of original issuance and to have an average life of no more than 12 years after the date of original issuance. Each Note will also be subject to the other terms of that Note as described in the Confirmation of Acceptance for the Note delivered pursuant to Section 2.6. Each Note will be substantially in the form of attached Exhibit A and the term “Note” and “Notes” as used in this Agreement includes each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any Note pursuant to any such provision. Notes that have (a) the same final maturity, (b) the same principal prepayment dates, (c) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (d) the same interest rate, (e) the same interest payment periods, and (f) the same date of issuance (which, in the case of a Note issued in exchange for another Note, is deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are a “Series” of Notes.

Section 2. Note Facility.
     Section 2.1. Facility. New York Life is willing to consider from time to time, in its sole discretion and within limits that may be authorized for purchase by New York Life and New York Life Affiliates, the purchase of Notes pursuant to this Agreement. The willingness of New York Life to consider such purchase of Notes is the “Facility.” NOTWITHSTANDING THE WILLINGNESS OF NEW YORK LIFE TO CONSIDER PURCHASES OF NOTES BY NEW YORK LIFE OR NEW YORK LIFE AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER NEW YORK LIFE NOR ANY NEW YORK LIFE AFFILIATE WILL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR, EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2, TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY IS NOT TO BE CONSTRUED AS A COMMITMENT BY NEW YORK LIFE OR ANY NEW YORK LIFE AFFILIATE.
     Section 2.2. Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of:
     (a) the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding that anniversary);
     (b) the thirtieth day after New York Life gives to the Company, or the Company gives to New York Life, written notice stating that it elects to terminate the issuance and sale of Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day);
     (c) the Closing Date after which there is no Available Facility Amount;
     (d) the termination of the Facility under Section 12.1 of this Agreement; and
     (e) the acceleration of any Note under Section 12.1 of this Agreement.
The period during which Notes may be issued and sold pursuant to this Agreement is the “Issuance Period.”
     Section 2.3. Periodic Spread Information. On any Business Day during the Issuance Period and when an Available Facility Amount exists, the Company may request by e-mail or telephone to New York Life, and New York Life will, to the extent reasonably practicable, provide to the Company on that Business Day (if such request is received not later than 9:30 A.M.) or on the following Business Day (if such request is received after 9:30 A.M.) information by e-mail or telephone with respect to various spreads at which New York Life Affiliates might be interested in purchasing Notes of different average lives. The Company, however, will not make such a request more frequently than once in every Business Day or such other period as mutually agreed to by the Company and New York Life. The amount and content of information to be provided is in the sole discretion of New York Life, but it is the intent of New York Life to provide information that will be of use to the Company in determining whether to submit a Request for Purchase under Section 2.4. The delivery of the information requested is not an offer to purchase Notes, and neither New York Life nor any New York Life Affiliate is obligated to purchase Notes at the spreads specified. New York Life may suspend or terminate providing information pursuant to this Section 2.3 for any reason in its sole discretion, including its determination that the credit quality of the Company has declined since the date of this Agreement.
     Section 2.4. Request for Purchase. The Company may, from time to time during the Issuance Period, make requests for purchases of Notes (each request is called a “Request for Purchase”). Each Request for Purchase will be made to New York Life by e-mail or overnight delivery service, and must:
     (a) specify the aggregate principal amount of Notes covered by the Request for Purchase, in an amount not less than $20,000,000 and not greater than the Available Facility Amount at the time the Request for Purchase is made;
     (b) specify the principal amounts, final maturities (which are no more than 15 years from the date of issuance), average life (which is no more than 12 years from the date of issuance) and principal prepayment dates (if any) of the Notes covered by the Request for Purchase;
     (c) specify whether interest payments on such Notes are to be made quarterly or semi-annually in arrears;
     (d) specify the use or uses of proceeds of such Notes;
     (e) specify the proposed Closing Date for such Notes, which will be a Business Day during the Issuance Period not less than 10 days and not more than 20 days (or as otherwise agreed) after the making of that Request for Purchase;
     (f) attach replacement Schedules 5.11 and 5.14 of this Agreement (the “Updated Schedules”), to the extent the Company proposes a change to the then existing corresponding Schedules, marked to show changes from such Schedules,
     (g) certify that after giving effect to the replacement of Schedules 5.11 and 5.14 with the Updated Schedules, the representation and warranties contained in Section 5 are true in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Default or Event of Default; and
     (h) be substantially in the form of the attached Exhibit B.
Each Request for Purchase must be in writing and will be deemed made when received by New York Life.

     Section 2.5. Spread Quotes. Not later than five Business Days after New York Life receives a Request for Purchase pursuant to Section 2.4, New York Life may, but is under no obligation to, provide to the Company by telephone or e-mail, in each case between 9:30 A.M. and 1:30 P.M. (or such later time as New York Life may elect) quotes for interest rate spreads for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods (whether quarterly or semi-annually) of Notes specified in that Request for Purchase. Spreads quoted for Notes shall be spreads over U.S. Treasury securities closest to the maturities specified in the Request for Purchase or an interpolated maturity. Each quote will represent the interest rate spread per annum at which a New York Life Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.
     Section 2.6. Acceptance. By 11 a.m. on next Business Day after New York Life provides interest rate spread quotes pursuant to Section 2.5 or such shorter period as New York Life may specify to the Company (such period, the “Acceptance Window”), the Company may, subject to Section 2.7, elect to accept those quotes as to not less than $20,000,000 aggregate principal amount of the Notes specified in the related Request for Purchase. Each election must be made by a Responsible Officer of the Company, notifying New York Life by telephone or e-mail within the Acceptance Window that the Company elects to accept a spread quote, specifying the Notes (each such Note being an “Accepted Note”) as to which such acceptance (the “Acceptance”) relates. By the close of business on the day of such Acceptance or as mutually agreed between such parties, the Company and New York Life shall agree (and shall each be required to agree based on customary interest rate determination practices) on the interest rate for the Accepted Notes based on such spread quote. The day an interest rate is agreed with respect to Accepted Notes is the “Acceptance Day” for such Accepted Notes. Any quotes as to which New York Life does not receive an Acceptance within the Acceptance Window or which do not result in an agreement as to an interest rate will expire, and no purchase or sale of Notes will be made based on those expired quotes. Subject to Section 2.7 and the other terms and conditions of this Agreement with respect to the applicable Closing Date, the Company will sell to New York Life or a New York Life Affiliate, and New York Life or a New York Life Affiliate will purchase the Accepted Notes at 100% of the principal amount of those Accepted Notes. Within three Business Days following the Acceptance Day, New York Life will deliver to the Company a duly completed and executed confirmation of the Acceptance substantially in the form of Exhibit C (the “Confirmation of Acceptance”). If the Company does not execute and deliver such Confirmation of Acceptance within four Business Days following the Acceptance Day, New York Life or any New York Life Affiliate may, at its election, cancel the purchase and sale with respect to those Accepted Notes by notifying the Company in writing.
     Section 2.7. Market Disruption. Notwithstanding any other provision of this Agreement, if New York Life provides quotes pursuant to Section 2.5, and a Market Disruption occurs prior to agreement of the interest rate for Accepted Notes in accordance with Section 2.6, then such quotes will expire, and no purchase or sale of Notes will be made (or be required to be made) based on those expired quotes. If after the occurrence of any such Market Disruption the Company notifies New York Life of the Acceptance of such quotes, such Acceptance will be ineffective for all purposes of this Agreement, and New York Life will promptly notify the Company that the provisions of this Section 2.7 are applicable with respect to such Acceptance.

“Market Disruption” means the occurrence of any of the following: (a) the domestic market for U.S. Treasury securities has closed, or (b) a general suspension, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities.
     Section 2.8 Refund of Facility Fee. If New York Life elects to terminate the Issuance Period pursuant to Section 2.2(b) of this Agreement on or before February 9, 2011, New York Life shall promptly refund to the Company an amount equal to the Refund Percentage (calculated as of the date such termination is effective) of the Facility Fee in cash to the following account of the Company: BNY Mellon Bank, Pittsburgh, PA 15262, ABA No.: 043000261, Account Name: Henry Schein Inc., Account Number: 078-5506, Reference: Private Placement or such other account as the Company shall designate in writing to New York Life.
Section 3. Closings.
     Section 3.1. Facility Closings. Not later than 11:30 A.M. on the Closing Date for any Accepted Notes, the Company will deliver to each Purchaser the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request in writing. The Accepted Notes will be dated the Closing Date and registered in the Purchaser’s name (or in the name of its designated nominee or nominees, if any), delivered against payment of the purchase price thereof by transfer of immediately available funds. If the Company fails to tender an Accepted Note prior to 11:30 A.M. on the scheduled Closing Date for those Accepted Notes or on such other Business Day thereafter during the Issuance Period as may be agreed upon by the Company and New York Life or any of the conditions specified in Section 4 are not fulfilled by such time, New York Life and each Purchaser may cancel such purchase and sale, without waiving any rights that New York Life or such Purchaser may have by reason of such failure or non-fulfillment, including any right pursuant to Section 15.1 to require payment of reasonable, documented and invoiced transaction expenses by the Company.
     Section 3.2. Facility Fee. On the date of this Agreement, the Company will pay to New York Life in immediately available funds a fee (the “Facility Fee”) in an amount equal to $75,000.
     Section 3.3. Updates to Schedules. Upon the issuance of any Series of Notes, any Updated Schedules attached to the Request for Purchase for such Series of Notes shall be deemed to replace automatically the then existing corresponding Schedules to this Agreement in their entirety.
Section 4. Conditions to Closing.
     Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at any Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at such Closing, of the following conditions:
     Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement, after giving effect to the replacement of Schedules 5.11 and

5.14, if any, with the Updated Schedules attached to the Request for Purchase for such Notes, shall be correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) when made and at the time of such Closing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects as applicable) as of such earlier date.
     Section 4.2. Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and, after giving effect to the issue and sale of the Notes to be purchased (and the application of the proceeds thereof as contemplated by the related Request for Purchase), no Default or Event of Default shall have occurred and be continuing.
     Section 4.3. Compliance Certificates.
     (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.
     (b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to the resolutions attached thereto, incumbency of applicable officers and other corporate proceedings relating to the authorization, execution and delivery of related Notes.
     Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the Closing Date (a) from Proskauer Rose LLP (or successor counsel), special counsel for the Company, covering the matters set forth in Exhibit D and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from King & Spalding LLP (or successor counsel), the Purchasers’ special counsel in connection with such transactions, in a form acceptable to the Purchasers and covering such other matters incident to such transactions as such Purchaser may reasonably request.
     Section 4.5. Purchase Permitted By Applicable Law, Etc. On the Closing Date such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, and (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System).
     Section 4.6. Payment of Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing all reasonable, documented and invoiced fees,

charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.
     Section 4.7. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes to be purchased.
     Section 4.8. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, except to the extent permitted under Section 10.4, at any time following the date of the most recent financial statements referred to in Section 5.1.
     Section 4.9. Funding Instructions. At least two Business Days prior to the Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
     Section 4.10. Other Conditions. Any special conditions to such purchase which may be specified by New York Life and agreed to by the Company at or prior to the time of the Confirmation of Acceptance, such as repayment of existing Indebtedness, shall have been fulfilled.
     Section 4.11. Financial Statements. Such Purchaser shall have received financial statements of the type described in Section 7.1(a) and (b) for all periods ending after December 26, 2009 and prior to the 90th day preceding the Closing Date.
     Section 4.12. Proceedings. All corporate or similar authorizations by the Company and each Guarantor required for the issuance, purchase and sale of the Notes by the Company and for the execution, delivery and performance of all documents and instruments required to consummate such transactions shall be reasonably satisfactory to such Purchaser and its special counsel.
     Section 4.13. Closing Documents. Such Purchaser shall have received the following, each dated the Closing Date and in form and substance reasonably satisfactory to such Purchaser:
     (a) The Note(s) to be purchased by such Purchaser, duly executed by an Responsible Officer of the Company.
     (b) A good standing certificate for the Company from the Secretary of State of Delaware, and from each Guarantor from the Secretary of State of the state of its organization, in each case dated of a recent date and such other evidence of the status of the Company as the Purchaser may reasonably request.

     (c) Duly executed counterparts to a Guaranty Agreement in a form acceptable to such Purchaser from each Restricted Subsidiary of the Company that is either (x) a guarantor of the obligations of the Company or any Restricted Subsidiary under a Principal Debt Facility, (y) a borrower or other obligor under a Principal Debt Facility or (z) a guarantor of other Notes.
     (d) Such documents and certifications as the Purchasers may reasonably require at least 3 Business Days prior to the Closing Date to evidence that the Company and each Guarantor is duly organized or formed.
     (e) To the extent requested by the Purchasers at least 3 Business Days prior to the Closing Date, certified copies of Requests for Information or Copies (Form UCC 11) or equivalent reports listing all effective financing statements which name the Company or any Guarantor (under their present names and previous names) as debtor and which are filed in the central filing office of the jurisdiction in which the Company or such Guarantor, as applicable, is organized, together with copies of such financing statements.
     (f) With respect to the initial Closing Date, duly executed counterparts to an amendment to Section 8.8 of the Existing Credit Facility as in effect on the date hereof (or any equivalent provision in any replacement Principal Debt Facility), permitting the provisions of Section 10.2 hereof, in form and substance reasonably acceptable to the Purchasers.
     (g) All such counterpart originals or certified or other copies of such documents as such Purchaser or such Purchaser’s special counsel may reasonably request at least 3 Business Days in advance of the Closing Date.
Section 5.Representations and Warranties of the Company.
     The Company represents and warrants to each Purchaser that:
     Section 5.1. Financial Condition.
     (a) The consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries as at December 27, 2008 and December 26, 2009, respectively, and the related consolidated and consolidating statements of operations and of cash flows for the fiscal years ended on such dates, reported on by BDO Seidman, LLP, copies of which have heretofore been furnished to each Purchaser, present fairly, in all material respects, the consolidated and consolidating financial condition of the Company and its consolidated Subsidiaries as at such dates, and the consolidated and consolidating results of their operations and of their cash flows for the fiscal years then ended. All such financial statements, including the related schedules and notes thereto, were, as of the date prepared, prepared in accordance with GAAP applied consistently throughout the periods involved (except as otherwise expressly noted therein, and show all material Indebtedness and other liabilities, direct or contingent, of the Company and each of its Subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and Indebtedness. Neither the Company nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheets referred to above, any material Guarantee Obligation, material contingent liability or material liability for taxes, or any material long-term lease or material forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto.
     (b) As of the date hereof, there are no liabilities or obligations of the Company or any of its Subsidiaries, whether direct or indirect, absolute or contingent, or matured or unmatured, other than (i) as disclosed or provided for in the financial statements and notes thereto which are referred to above, (ii) which are disclosed elsewhere in this Agreement or in the Schedules hereto, (iii) arising in the ordinary course of business since December 26, 2009, (iv) created by this Agreement or (v) liabilities or obligations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the written information, exhibits and reports furnished by the Company to the Purchasers in connection with the negotiation of this Agreement, taken as a whole, are complete and correct in all material respects.
     Section 5.2. No Material Adverse Change. Since December 26, 2009, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.
     Section 5.3. Organization; Powers. Each of the Company, its Restricted Subsidiaries and with respect to clause (d) only, all Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite corporate or other applicable power and authority, and the legal right (in all material respects), to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) where legally applicable, is duly qualified as a foreign corporation or other applicable entity and in good standing (or equivalent status) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law (provided that no representation or warranty is made in this subsection 5.3(d) with respect to Requirements of Law referred to in subsections 5.8, 5.10, 5.14 or 5.15), except to the extent that the failure of the foregoing clauses (a) (only with respect to Subsidiaries of the Company which are not Guarantors), (c) and (d) to be true and correct could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 5.4. Authorization; Enforceability. Each of the Company and its Restricted Subsidiaries has the requisite corporate or other applicable power and authority, and the legal right in all material respects, to make, deliver and perform the Note Documents to which it is a party, if any, and in the case of the Company, to issue the Notes hereunder and has taken all necessary corporate action to authorize (in the case of the Company) the issuance of the Notes on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Note Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required with respect to the Company or any of its Restricted

Subsidiaries in connection with the issuance of the Notes hereunder or with the execution, delivery, performance, validity or enforceability of the Note Documents to which the Company or any Guarantor (if any) is a party except for such consents, authorizations, filings, notices or other acts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. This Agreement and each other Note Document to which the Company or any Guarantor (if any) is, or is to become, a party has been or will be, duly executed and delivered on behalf of the Company or such Guarantor (if any). This Agreement and each other Note Document to which the Company or any Guarantor (if any) is, or is to become, a party constitutes or, upon execution and delivery thereof, will constitute, a legal, valid and binding obligation of the Company or such Guarantor (if any), as the case may be, enforceable against the Company or such Guarantor (if any), as the case may be, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
     Section 5.5. No Conflicts. The execution, delivery and performance of the Note Documents, the issuance of the Notes, the guarantees of the Notes and the use of proceeds thereof (i) will not violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (ii) will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 5.6. No Material Litigation. No litigation, investigations or proceedings of or before any arbitrator or Governmental Authority are pending or, to the knowledge of the Company, threatened in writing by or against the Company or any of its Restricted Subsidiaries or against any of its or their respective properties (a) with respect to any of the Note Documents or any of the transactions contemplated hereby or thereby, or (b) that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 5.7. Compliance with Laws. Each of the Company and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 5.8. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all such Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     Section 5.9. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes as set forth in the Request for Purchase of such Notes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of such Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of such Board (12 CFR 220). Margin stock does not constitute more than 5.0% of the value of the consolidated assets of the Company and its Restricted Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5.0% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in Regulation U.
     Section 5.10. Environmental Matters.
     (a) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or has actual knowledge of a potential claim that is reasonably likely to result in Environmental Liability to the Company or any of its Restricted Subsidiaries or (iii) has received written notice of any claim with respect to any Environmental Liability.
     (b) Since the date of this Agreement, with respect to any Environmental Liability, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     Section 5.11. Disclosure. The statements and information contained herein and in any of the information provided to the Purchasers in writing (other than financial projections) in connection with or pursuant to this Agreement, taken as a whole, do not contain any untrue statement of any material fact, or omit to state a fact necessary in order to make such statements or information not misleading in any material respect, in each case in light of the circumstances under which such statements were made or information provided as of the date so provided.
     Section 5.12. Ownership of Property: Liens. Each of the Company and its Restricted Subsidiaries has good and sufficient title in fee simple to, or valid leasehold interests in, all real property necessary or occupied in the ordinary conduct of its business, except for such defects in title which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 5.13. Compliance with ERISA.
     (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens as would not be individually, or in the aggregate, Material.
     (b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
     (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
     (d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Restricted Subsidiaries is not Material.
     (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.13(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
     Section 5.14. Subsidiaries. The Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.14 (other than those which are “shell” or “inactive” Subsidiaries, as such terms are defined in subsection 10.4(d)) and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.14. As of the date of this Agreement, all Subsidiaries of the Company are

Restricted Subsidiaries other than those Unrestricted Subsidiaries listed in Part (c) of Schedule 5.14.
     Section 5.15. Investment and Holding Company Status. Neither the Company nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     Section 5.16. Guarantors. As of the Agreement Effective Date and after giving effect to the transactions contemplated hereby, no Restricted Subsidiary has issued or is subject to any Guarantee Obligation in respect of any Principal Debt Facility.
     Section 5.17. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.18. Foreign Assets Control Regulations, Etc.
     (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
     (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.19. Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

Section 6. Representations of the Purchasers.
     Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or such pension or trust funds’ control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
     Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the entire purchase price of the Notes to be purchased by such Purchaser hereunder:
     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
     (f) the Source is a governmental plan; or
     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
     Section 6.3. Accredited Investor. Each Purchaser severally represents that it is a “qualified institutional buyer” (as such term is defined under Rule 144A promulgated under the Securities Act, or any successor law, rule or regulation) or an “accredited investor” (as such term is defined under Regulation D promulgated under the Securities Act, or any successor law, rule or regulation).
Section 7. Information as to Company.’
     The Company covenants that so long as any of the Notes are outstanding it shall:

     Section 7.1. Financial Statements. Furnish to each holder of the Notes (the delivery of which shall be deemed made on the date on which such information has been posted on the Company’s website on the Internet at http://www.henryschein.com or is available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov (to the extent such information has been posted or is available)):
     (a) as soon as available, but in any event within 90 days (or, to the extent the Company is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the Securities and Exchange Commission for the filing of its annual report on Form 10-K) after the end of each fiscal year of the Company, a copy of the audited consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of operations and stockholders’ equity and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a qualification arising out of the scope of the audit, by BDO Seidman, LLP or any other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Holders, including an executive summary of the management letter prepared by such accountants; provided, however, that if a Default or Event of Default shall have occurred and shall be continuing, the full text of such management letter shall be provided to each holder of the Notes;
     (b) as soon as available, but in any event not later than 45 days (or, to the extent the Company is a reporting company under the Securities Act of 1933, as amended, such shorter period as shall be required under the applicable rules of the Securities and Exchange Commission for the filing of its quarterly report on Form 10-Q) after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated and consolidating balance sheets of the Company and its consolidated Subsidiaries, as at the end of each such quarter and the related unaudited consolidated and consolidating statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods in the previous year, all certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto); and
     (c) to the extent that any Subsidiary of the Company is an Unrestricted Subsidiary, together with the financial statements delivered pursuant to clauses (a) and (b) above (or within 15 days of the delivery thereof), the unaudited consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries, as at the end of each such quarter or such year and the related unaudited consolidated and consolidating statements of operations and of cash flows for such quarter or such year and, if applicable, the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods in the previous year, all certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal recurring, year-end audit adjustments and the absence of GAAP notes thereto).

All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (subject, in the case of the aforesaid quarterly financial statements, to normal, recurring, year-end audit adjustments and the absence of GAAP notes thereto).
     Section 7.2. Certificates; Other Information. Furnish to each holder of Notes:
     (a) simultaneously with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of the chief financial officer or treasurer of the Company, certifying that to the best of his knowledge (i) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, with computations demonstrating compliance (or non-compliance, as the case may be) with the covenants contained in subsection 10.1, (ii) the Unrestricted Subsidiary EBITDA and Unrestricted Subsidiary Total Assets, if any, (iii) whether any Restricted Subsidiary that is not a Guarantor has executed any Guaranty with respect to any Principal Debt Facility during the relevant period and (iv) such financial statements have been prepared in accordance with GAAP (subject in the case of subsection 7.1(b) to normal, recurring, year-end adjustments and except for the absence of GAAP notes thereto);
     (b) promptly, such additional financial and other information available to the Company as any holder of Notes may from time to time reasonably request; and
     (c) promptly after the same are available (which shall be deemed available on the date on which such information has been posted on the Company’s website on the Internet at http://www.henryschein.com or is available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov (to the extent such information has been posted or is available)), and in any event within five (5) Business Days after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company or any of its Restricted Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports and all registration statements which the Company or any such Restricted Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange or state securities administration.
Section 8. Payment and Prepayment of the Notes.
     Section 8.1. Required Prepayments; Maturity. Each Series of Notes will be subject to required prepayment, if any, as and to the extent set forth in the Notes of such Series.
     Section 8.2. Optional Prepayments.
     (a) Each Series of Notes will be subject to prepayment, in whole at any time or from time to time in part, at the option of the Company, in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof or, if less, the aggregate principal amount outstanding in respect of the Notes of the Series, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Make-Whole Amount with respect to each Note. Any partial prepayment of a Series of the Notes pursuant to this Section 8.2(a) will be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.
     (b) The Company will give the holder of each Note of a Series to be prepaid pursuant to this Section 8.2 irrevocable written notice of the prepayment not less than 10 Business Days prior to the prepayment date, specifying the prepayment date, the aggregate principal amount of the Notes of the Series to be prepaid on that date, the principal amount of the Notes of the Series held by the holder to be prepaid on that date and that prepayment is to be made pursuant to this Section 8.2. If proper notice has been given, the principal amount of the Notes specified in that notice, together with interest thereon to the prepayment date and the Make-Whole Amount, if any, will be due and payable on that prepayment date.
     Section 8.3. Allocation of Partial Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of a Series pursuant to Section 8.1 or Section 8.2, the amount to be prepaid will be applied pro rata to all outstanding Notes of that Series according to the respective unpaid principal amounts thereof.
     Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company by the applicable holder thereof promptly upon request and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     Section 8.6. Offer to Prepay Notes in the Event of a Change in Control.
     (a) Notice of Change in Control or Control Event. The Company will promptly upon any Responsible Officer obtaining actual knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice shall have been given pursuant to clause (b) of this Section 8.6. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay the Notes as described in clause (c) of this Section 8.6 and shall be accompanied by the certificate described in clause (f) hereof.
     (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless at least 10 Business Days prior to such action it shall have given to each holder of Notes written notice of such impending Change in Control.
     (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by the foregoing clause (a) shall be an offer to prepay, in accordance with and subject to this Section 8.6, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such Proposed Prepayment Date shall be not less than 10 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 5th day after the date of such offer); provided however that the Proposed Prepayment Date shall not be later than the date of consummation of such Change in Control. Such offer to prepay shall be conditioned upon the consummation of the proposed Change in Control and if such Change of Control shall not occur, such offer to prepay shall be void and no rights or obligations shall exist with respect thereto (the “Consummation Condition”).
     (d) Acceptance; Rejection. The Company shall, on or before the Business Day prior to the Proposed Prepayment Date, give renotification and confirmation thereof (by telephone or email) to each holder, which shall have designated a recipient of such notices in the applicable Confirmation of Acceptance or by notice in writing to the Company. A holder of Notes may, subject to the Consummation Condition, accept the offer to prepay made pursuant to this Section 8.6 by causing a notice of such acceptance to be delivered to the Company on or before the fifth day prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.6 on or before such date shall be deemed to constitute a rejection of such offer by such holder.
     (e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.6 shall be at 100% of the principal amount of such Notes, together with interest accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date, subject to the Consummation Condition.
     (f) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.6; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.6 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.
     8.7. Prepayment in Connection with a Disposition.

     (a) If the Company elects to make an offer to prepay the Notes in connection with any Disposition pursuant to Section 10.5, the Company shall give written notice of such offer to prepayment (a “Disposition Prepayment Notice”) to each holder of a Note, which Disposition Prepayment Notice shall (i) describe the facts and circumstances of such Disposition in reasonable detail, (ii) refer to this Section 8.7 and the rights of the holders of Notes hereunder, and (iii) identify a date, which shall be no more than 60 days and not less than 30 days after the date of the Disposition Prepayment Notice, on which the Company shall prepay the Pro Rata Portion of the unpaid principal amount of the Notes issued by the Company and held by such holder, together with interest thereon to the prepayment date and Make-Whole Amount, if any (showing in such Disposition Prepayment Notice the amount of the prepayment, the interest and an estimate of the Make-Whole Amount which would be paid on such prepayment date (calculated as if the date of such Disposition Prepayment Notice was the date of prepayment)). Unless any holder of a Note has rejected such offer to prepay its Note in connection with such Disposition in writing by notice to the Company within 10 days after receipt of the Disposition Prepayment Notice, such holder shall be deemed to have accepted such offer to prepay the principal amount of its Note.
     (b) On the prepayment date specified in the Disposition Prepayment Notice, the appropriate portion of unpaid principal amount of the Notes held by each holder of a Note (other than those holders who have rejected the offer to prepay pursuant to clause (a)), together with the accrued and unpaid interest thereon to the prepayment date and the Make-Whole Amount, if any, shall become due and payable.
     Section 8.8. Make-Whole Amount.
     “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2(a) or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page

PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
     In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     Section 9. Affirmative Covenants.
     The Company covenants that so long as any of the Notes are outstanding:
     Section 9.1. Conduct of Business and Maintenance of Existence. The Company will, and will cause each of its Restricted Subsidiaries to (a) preserve, and keep in full force and effect its corporate existence and good standing under the laws of its jurisdiction of organization, except as otherwise permitted hereunder or where failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) take all reasonable action to maintain all rights, privileges and franchises necessary in the operation or its business, except to the extent that failure to maintain such rights, privileges and franchises, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 9.2. Payment of Obligations. The Company will, and will cause each of its Restricted Subsidiaries to, pay and discharge (a) all taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary, and (b) all lawful claims which, if unpaid, would by law (without satisfaction of any other conditions, such as notice) become a Lien upon its property (other than Liens permitted by subsection 10.2), in each case where a failure to pay and discharge such taxes and claims could reasonably be expected to have a Material Adverse Effect.
     Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to maintain and keep all of its material properties necessary in the operation of its business in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 9.4. Maintenance of Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as is customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     Section 9.5. Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or any of its Restricted Subsidiaries, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     Section 9.6. Inspection Rights Subject to Section 20, the Company will, and will cause each of its Restricted Subsidiaries to, permit representatives of each holder of Notes:
     (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable advance notice to a Responsible Officer of the Company or such Guarantor (if any), as the case may be, to visit the principal executive office of the Company, to examine its corporate, financial and operating records, and to discuss its affairs, finances and accounts with its officers and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, all at such reasonable times during normal business hours as may be reasonably desired; provided, however, that (x) the holders of Notes shall use reasonable efforts to coordinate with each other in order to minimize the number of such inspections and discussions; and (y) with respect to access for environmental inspections, the holders of Notes shall only have the right to inspect once every twelve months unless a holder of Notes has reason to believe that a condition exists or an event has occurred which reasonably could give rise to liability under the Environmental Laws; and
     (b) Default — if a Default or Event of Default then exists, at the expense of the Company and without advance notice, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts thereform, and to discuss its affairs, finances and accounts with its officers and (with the consent of the Company, which consent will not be unreasonably withheld) independent public accountants, at any time during normal business hours.
     Section 9.7. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority to which each of them is subject, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 9.8. Use of Proceeds. The Company will, and will cause each of its Restricted Subsidiaries to, use the proceeds of the Notes for general corporate purposes of the Company and its Restricted Subsidiaries, including for acquisitions and refinancing of Indebtedness. No part of the proceeds of any Notes will be used, whether directly or indirectly, for any purpose that entails violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.
     Section 9.9. Notices. The Company will promptly give notice to each holder of Notes upon obtaining actual knowledge of:
     (a) the occurrence of any Default or Event of Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that could reasonably be expected to have a Material Adverse Effect;
     (c) the following events, as soon as possible and in any event within 30 days after the Company obtains actual knowledge thereof: (i) the occurrence or reasonably expected occurrence of any ERISA Event with respect to any Plan, (ii) a failure to make any required contribution to a Plan within the period required by applicable law, (iii) the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (iv) the institution of proceedings or the taking of any other similar action by the PBGC or the Company or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan, other than the termination of any Single Employer Plan that is not a distress termination pursuant to Section 4041(c) of ERISA where, with respect to any event listed above, the amount of liability the Company or any ERISA Affiliate could reasonably be expected to have a Material Adverse Effect; and
     (d) any other development known to Company that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence or development referred to therein and stating what action the Company proposes to take with respect thereto.
     Section 9.10. Guarantors. Simultaneously with any Restricted Subsidiary becoming, but only for so long as such Restricted Subsidiary shall be, (x) a guarantor of the obligations of the Company or any Restricted Subsidiary under a Principal Debt Facility or (y) a borrower or other obligor under a Principal Debt Facility, the Company will cause such Person to enter into a Guaranty Agreement in form and substance reasonably acceptable to the Required Holders), and thereupon such Person shall become a Guarantor hereunder for all purposes.
     Section 9.11. Pari Passu Status. The Company will cause all Indebtedness owing under the Notes and under this Agreement to rank at all times at least pari passu with all other present and future unsecured Indebtedness of the Company.
     Section 9.12 Covenant to Secure Notes Equally. If the Company or any Restricted Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.2 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17), the Company will, and will cause each of its Restricted Subsidiaries to, make or cause to be made effective provisions whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of Section 10.2.
     Section 9.13 Designation of Subsidiaries.
     (a) Right of Designation. Subject to the satisfaction of the requirements of clauses (b) and (c) of this Section 9.13, the Company shall have the right to designate each of its Subsidiaries acquired or formed after the date hereof as an Unrestricted Subsidiary or a Restricted Subsidiary by delivering to each holder of Notes a writing, signed by the Chief Financial Officer, certifying that the Company shall have so designated such Subsidiary prior to or within 30 days of such acquisition or formation. Any such Subsidiary so designated within such 30 day period shall be deemed to have been an Unrestricted Subsidiary or Restricted Subsidiary, as applicable, as of the date of such acquisition or formation and any such Subsidiary not so designated within such 30 day period shall be deemed, on and after the date of acquisition or formation thereof and without any further action by the Company or any holder of Notes, to have been designated by the Company as a Restricted Subsidiary. Each Subsidiary existing as on the date hereof designated as a Restricted Subsidiary in Schedule 5.14 shall be a Restricted Subsidiary on and after the date hereof and all other existing Subsidiaries, if any, listed as a Unrestricted Subsidiary in such Schedule 5.14 shall, subject to Section 9.13(b) hereof, be Unrestricted Subsidiaries on and after the date hereof.
     (b) Restricted Subsidiary Coverage. As of the date of such designation or redesignation, (x) Unrestricted Subsidiary EBITDA must not represent more than 15% of Consolidated EBITDA (calculated as if all Subsidiaries are Restricted Subsidiaries) and (y) Unrestricted Subsidiary Total Assets must not represent more than 15% of Consolidated Total Assets (calculated as if all Subsidiaries are Restricted Subsidiaries).
     (c) Right of Redesignation. The Company may, at any time, redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, or any Restricted Subsidiary as an Unrestricted Subsidiary, provided, however, that:
     (i) if such Subsidiary initially is designated a Restricted Subsidiary, then such Restricted Subsidiary may be subsequently redesignated as an Unrestricted Subsidiary once and such Unrestricted Subsidiary may be subsequently redesignated as a Restricted Subsidiary once, but no further changes in designation may be made;
     (ii) if such Subsidiary initially is designated an Unrestricted Subsidiary, then such Unrestricted Subsidiary may be subsequently redesignated as a Restricted Subsidiary once and such Restricted Subsidiary may be subsequently redesignated as an Unrestricted Subsidiary once, but no further changes in designation may be made;
     (iii) such Restricted Subsidiary becomes a Guarantor to the extent Restricted Subsidiaries are required to have guaranteed the Notes pursuant to Section 9.10;
     (iv) immediately before giving effect to any redesignation of a Restricted Subsidiary to an Unrestricted Subsidiary, no Default or Event of Default exists under subsections (a), (f) or (g) of Section 11 or subsection (c)(i) of Section 11 solely with respect to a failure to be in compliance with Section 10.1; and
     (v) immediately after giving effect to such redesignation, and assuming that all obligations, liabilities and investments of, and all Liens on the property of, such Subsidiary being so designated were incurred or made contemporaneously with such designation, (A) no Default or Event of Default exists or would exist and (B) the Company is and will be in compliance with the covenant set forth in Section 10.1 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered, recalculated to give effect to such redesignation.
     (d) Pro Forma Effect upon Redesignation. Except as otherwise specifically provided herein, for purposes of determining compliance with the financial covenants contained in this Agreement, any designation or redesignation, as the case may be, shall be given pro forma effect upon such designation or redesignation, such that such Subsidiary shall be included or excluded, as applicable, from the beginning of any applicable period.
     (e) Disposition upon Redesignation. The designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be a Disposition of all such Subsidiary’s property by the Company for all purposes of this Agreement.
     (f) Effectiveness. Other than as set forth in the last two sentences of Section 9.13(a) hereof, any designation under this Section 9.13 that satisfies all of the conditions set forth in this Section 9.13 shall become effective, for purposes of this Agreement, on the day that notice thereof shall have been delivered by the Company to each holder of Notes in accordance with the provisions of Section 18.
     Section 10. Negative Covenants. The Company covenants that so long as any of the Notes are outstanding:
     Section 10.1 Consolidated Leverage Ratio. The Company will not permit the Consolidated Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company to exceed 3.50 to 1.0.
     Section 10.2 Limitations on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (c) pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security legislation and deposits made in the ordinary course of business securing liability to insurance carriers under insurance or self-insurance arrangements;
     (d) deposits to secure the performance of bids, trade or government contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions, building, zoning and other similar encumbrances or restrictions, utility agreements, covenants, reservations and encroachments and other similar encumbrances, or leases or subleases, incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not, in the aggregate, materially detract from the value of the properties of the Company and its Restricted Subsidiaries, taken as a whole, or materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;
     (f) Liens securing Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the principal amount of the Indebtedness secured thereby does not exceed the fair market value of the property being acquired on the date of acquisition and (iii) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, an acquisition;
     (g) Liens on the assets of Receivable Subsidiaries created pursuant to any Receivables Transaction permitted pursuant to subsection 10.3(a);
     (h) Liens created or arising pursuant to any Note Documents, and Liens securing other Indebtedness of the Company; provided, that the Obligations are also concurrently equally and ratably secured pursuant to documentation in form and substance reasonably satisfactory to the Required Holders (including, but not limited to, documentation such as security agreements and other necessary or desirable collateral agreements, an intercreditor agreement and opinions of independent legal counsel);
     (i) Liens granted by any Restricted Subsidiary in favor of the Company;
     (j) judgment Liens securing judgments and other court proceedings not constituting an Event of Default under Section 11(i);
     (k) any Lien on any property of the Company or any Restricted Subsidiary existing on the Agreement Effective Date and set forth on Schedule 10.2 or any extension, renewal or refinancing thereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Restricted Subsidiary, (ii) such Lien shall secure only those obligations which it secures as of the date hereof and (iii) in the case of any extension, renewal or refinancing thereof, (x) there is no increase in the obligations so secured and (y) such Lien does not secure additional assets not subject to the Lien then being extended or renewed;
     (l) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Restricted Subsidiary and (iii) the principal amount of Indebtedness secured by such Lien is not increased;
     (m) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;
     (n) any Lien over the assets or property of the Joint Venture and its Subsidiaries or the Equity Interests in the Joint Venture that secures Indebtedness permitted under subsection 10.3(b)(vi); provided that such Lien does not at any time cover any additional assets or property other than products or proceeds thereof;
     (o) Liens granted by any Restricted Subsidiary of the Company that are contractual rights of set-off or netting arrangements relating to pooled deposit or sweep accounts of such Restricted Subsidiary to permit satisfaction of overdraft or similar obligations (including with respect to netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements) incurred in the ordinary course of business of such Restricted Subsidiary; and
     (p) Liens (not otherwise permitted herein) that secure Indebtedness permitted under Sections 10.1 and 10.3 so long as Priority Debt as of the most recent date on which such Indebtedness was incurred does not exceed 15% of Consolidated Total Assets as of the last day of the fiscal quarter of the Company most recently ended immediately on or prior to such incurrence date, provided, however that Liens permitted by this Section 10.2(p) may not secure obligations of the Company or any Restricted Subsidiary under any Principal Debt Facility;
provided, however, that the provisions of this Section 10.2 shall be suspended and of no force and effect until the amendment to the Existing Credit Facility (or replacement Principal Debt Facility) required pursuant to Section 4.13(f) has been delivered; after deliver of such amendment, this provision shall be in full force and effect and binding at all times thereafter.
     Section 10.3. Limitation on Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, issue, incur, assume, become liable in respect of or suffer to exist:
     (a) any Indebtedness pursuant to any Receivables Transaction, except for Indebtedness pursuant to all Receivables Transactions that is (i) non-recourse with respect to the Company and its Restricted Subsidiaries (other than any Receivables Subsidiary) and (ii) in an aggregate principal amount as of the most recent date on which such Indebtedness was incurred not exceeding 15% of Consolidated Total Assets as of the last day of the fiscal quarter of the Company most recently ended immediately on or prior to such incurrence date; or
     (b) any Indebtedness of any Restricted Subsidiary other than:

     (i) Indebtedness of any Receivables Subsidiary pursuant to any Receivables Transaction permitted under subsection 10.3(a),
     (ii) any Indebtedness of any Restricted Subsidiary which is a Guarantor,
     (iii) any Indebtedness of any Restricted Subsidiary existing on the Agreement Effective Date and set forth on Schedule 10.3 and any refinancing thereof; provided, that the then outstanding principal amount thereof is not increased and the weighted average maturity thereof is not decreased,
     (iv) any Indebtedness of any Restricted Subsidiary owed to the Company or any other Restricted Subsidiary,
     (v) any Indebtedness arising in respect of capital leases or purchase money obligations incurred in accordance with subsection 10.2(f),
     (vi) (A) Indebtedness of the Joint Venture and its Subsidiaries under the Winslow Credit Agreement in a principal amount not to exceed $350,000,000 at any time, and (B) Permitted JV Refinancing Indebtedness in respect thereof,
     (vii) Indebtedness of any Restricted Subsidiary of the Company in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business, and
     (viii) other Indebtedness of Restricted Subsidiaries so long as Priority Debt as of the most recent date on which such Indebtedness was incurred does not exceed 15% of Consolidated Total Assets as of the last day of the fiscal quarter of the Company most recently ended immediately on or prior to such incurrence.
     Section 10.4. Fundamental Changes. The Company will not, and will not permit any of its Restricted Subsidiaries to, liquidate, windup or dissolve (or suffer any liquidation or dissolution), or merge, consolidate with or into, or convey, transfer, lease, sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
     (a) any Restricted Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more Restricted Subsidiaries, provided that (A) when any wholly-owned Restricted Subsidiary is merging with another Restricted Subsidiary, such wholly-owned Restricted Subsidiary shall be the continuing or surviving Person and (B) when any Foreign Subsidiary is merging with a Domestic Subsidiary, such Domestic Subsidiary shall be the continuing or surviving Person;

     (b) any (i) Restricted Subsidiary may sell, transfer, contribute, convey or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or to a Domestic Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Restricted Subsidiary, then the transferee must also be a wholly-owned Restricted Subsidiary; (ii) Foreign Subsidiary may sell, transfer, contribute, convey or otherwise dispose of all of its assets (upon voluntary liquidation or otherwise), to any other Foreign Subsidiary; or (iii) any Unrestricted Subsidiary may merge or consolidate with any Restricted Subsidiary, provided that such Restricted Subsidiary shall be the continuing or surviving Person of such merger or consolidation;
     (c) any Restricted Subsidiary formed solely for the purpose of effecting an acquisition may be merged or consolidated with any other Person; provided that the continuing or surviving corporation of such merger or consolidation shall be a Restricted Subsidiary;
     (d) “Inactive” or “shell” Restricted Subsidiaries (i.e., a Person that is not engaged in any business and that has total assets of $500,000 or less) may be dissolved or otherwise liquidated, provided that all of the assets and properties of any such Restricted Subsidiaries are transferred to the Company or another Restricted Subsidiary upon dissolution/liquidation;
     (e) the Company may merge or consolidate with any Person, provided that the Company shall be the continuing or surviving Person; and
     (f) the Company and any of its Restricted Subsidiaries may make Dispositions expressly permitted by Section 10.5.
     Section 10.5. Dispositions. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete, out-moded or worn-out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory and cash equivalents in the ordinary course of business;
     (c) Dispositions of property by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary;
     (d) Dispositions of Receivables pursuant to Receivables Transactions permitted under subsection 10.3(a);
     (e) the nonexclusive license of intellectual property of the Company or any of its Restricted Subsidiaries to third parties in the ordinary course of business;

     (f) without limitation to clause (a), the Company and its Restricted Subsidiaries may sell or exchange specific items of machinery or equipment, so long as the proceeds of each such sale or exchange is used (or contractually committed to be used) to acquire (and results within one year of such sale or exchange in the acquisition of) replacement items of machinery or equipment of reasonably equivalent Fair Market Value;
     (g) other Dispositions where (i) in the good faith opinion of the Company, the Disposition is an exchange for consideration having a Fair Market Value at least equal to that of the property Disposed of and is in the best interest of the Company or the applicable Restricted Subsidiary, as the case may be; (ii) immediately after giving effect to such Disposition, no Event of Default would exist; and (iii) either (A) an amount equal to the net proceeds realized upon such Disposition are within 90 days after the consummation of such Disposition applied by the Company to prepay or repay Indebtedness that ranks at least pari passu with the Notes (other than Indebtedness owing to the Company, any Subsidiary or any Affiliate of the Company) so long as in connection with any such payment or prepayment of such Indebtedness, the Company shall, on or before the date of such payment or prepayment, prepay a Pro Rata Portion of each Note then outstanding as provided in Section 8.7 or (B) immediately after giving effect to such Disposition, the Disposition Value of all property that was the subject thereof in any fiscal four quarter period of the Company plus the Fair Market Value of any other property Disposed of during such four quarter period (but excluding the Fair Market Value or consideration receivable of all property and assets disposed of in a Disposition for which the net proceeds are applied in accordance with clause (A)) does not equal or exceed 15% of Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company; and
     (h) Dispositions arising as a result of the redesignation of a Restricted Subsidiary to an Unrestricted Subsidiary to the extent permitted under Section 9.13.
     Section 10.6. ERISA. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), which, with respect to any event listed above, could reasonably be expected to have a Material Adverse Effect.
     Section 10.7. Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Company, other than for compensation and upon fair and reasonable terms with Affiliates in transactions that are otherwise permitted hereunder no less favorable to the Company or any Restricted Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, provided, the foregoing restriction shall not apply to (a) any transaction between the Company and any of its Restricted Subsidiaries or between any of its Restricted Subsidiaries, (b) reasonable and customary fees paid to members of the Boards of

Directors of the Company and its Restricted Subsidiaries, (c) transactions effected as part of a Receivables Transaction or (d) compensation arrangements of officers and other employees of the Company and its Restricted Subsidiaries entered into in the ordinary course of business.
     Section 10.8. Restrictive Agreements. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Restricted Subsidiary or to Guaranty Indebtedness of the Company or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to prohibitions, restrictions and conditions (x) imposed by law or (y) contained in the organizational documents of the Joint Venture and its Subsidiaries (including their respective operating, management or partnership agreements, as applicable) to the extent that such prohibition, restriction or condition applies only to the property, assets or Equity Interests of, or dividends, distributions, loans, advances, repayments or guarantees by, the Joint Venture and its Subsidiaries, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 10.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), or (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder.
     Section 10.9. Line of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the Agreement Effective Date.
     Section 10.10. Terrorism Sanctions Regulations. The Company will not and will not permit any of its Subsidiaries to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.
Section 11. Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) The Company shall fail to pay any principal or Make-Whole Amount, if any, on any Note when due in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on any Note, or any fee or other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof;

     (b) Any representation or warranty made by the Company or any Guarantor (if any) herein or in any other Note Document or which is contained in writing delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made;
     (c) (i) The Company shall default in the observance or performance of any covenant contained in subsection 9.8, subsection 9.9, subsection 9.10 or Section 10; or (ii) the Company shall default in the observance or performance of any covenant contained in subsection 7.1, and such default shall continue unremedied for a period of 10 days; or (iii) the Company or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or in any Guaranty Agreement (other than as provided above in this Section), and such default described in this clause (c)(iii) shall continue unremedied for a period of 30 days; provided that if any such default covered by this clause (c)(iii), (x) is not capable of being remedied within such 30-day period, (y) is capable of being remedied within an additional 30-day period and (z) the Company or such Guarantor is diligently pursuing such remedy during the period contemplated by (x) and (y) and has advised each holder of Notes as to the remedy thereof, the first 30-day period referred to in this clause (c)(iii) shall be extended for an additional 30-day period but only so long as (A) the Company or such Guarantor continues to diligently pursue such remedy, (B) such default remains capable of being remedied within such period and (C) any such extension could not reasonably be expected to have a Material Adverse Effect;
     (d) The Company or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than Indebtedness permitted under subsection 10.3(b)(vi)), when and as the same shall become due and payable (after giving effect to all applicable grace periods, if any);
     (e) The Company or any Restricted Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest or fees on any Material Indebtedness beyond any period of grace provided with respect thereto; or an event or condition occurs that results in any Material Indebtedness (other than Indebtedness permitted under subsection 10.3(b)(vi)) becoming due prior to its scheduled maturity, or immediately and without satisfaction of any condition required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (f) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, any Guarantor (if any) or any Significant Subsidiary (other than the Joint Venture and its Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Guarantor (if any) or any Significant Subsidiary (other than the Joint Venture and its Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (g) The Company, any Guarantor or any Significant Subsidiary (other than the Joint Venture and its Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, any Guarantor or any Significant Subsidiary (other than the Joint Venture and its Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (h) An ERISA Event shall have occurred that, in the reasonable judgment of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability to the Company and its Restricted Subsidiaries in an aggregate amount in excess of $100,000,000;
     (i) Any Note Document, at any time after its execution and delivery and for any reason other than the agreement of all of holders of the Notes or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or the Company or any Guarantor (if any) denies that it has any or further liability or obligation under any Note Document, or purports to revoke, terminate (except as expressly permitted hereunder) or rescind any Note Document; or
     (j) One or more judgments (to the extent not covered by insurance where insurance coverage has been acknowledged) for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Company, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Restricted Subsidiary to enforce any such judgment.
Section 12. Remedies on Default, Etc.
     Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(f) or (g) (other than an Event of Default described in clause (vii) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (vii) of Section 11(g)) has occurred, the Facility will automatically terminate and all the Notes then outstanding shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, terminate the Facility and/or declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in Section 11(a) related to failure to pay interest, principal or Make-Whole Amount has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13. Registration; Exchange; Substitution of Notes.
     Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same Series and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2. Each transferee of Notes shall give written notice to the Company of the transfer of such notes to such transferee within 30 days after consummation of such transfer, which notice shall include the name of each transferee of such Notes and a Purchaser Schedule for each such transferee.
     Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14. Payments on Notes.
     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in the Confirmation of Acceptance, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 15. Expenses, Etc.
     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated or any Notes are issued hereunder, the Company will pay all reasonable, documented and invoiced costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the reasonable, documented and invoiced costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any reasonable, documented and invoiced fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
     The Company shall indemnify each holder of the Notes and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Notes, the other Note Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or under the Notes, the other Note Documents, or the consummation of the transactions contemplated hereby or thereby, (ii) any Notes or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Company’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The obligations of the Company under this Section 15.1 shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Note.
     Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
Section 16. Survival of Representations and Warranties; Entire Agreement.
     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17. Amendment and Waiver.
     Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
     Section 17.2. Solicitation of Holders of Notes.
          (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 17.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18. Notices.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or e-mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the related Confirmation of Acceptance, or at such other address as such Purchaser or nominee shall have specified to the Company in writing;

     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing;
     (iii) if to the Company, to 135 Duryea Road, Melville, New York 11747, Attention: Treasurer, E-mail: ferdinand.jahnel@henryschein.com, Phone No: (631) 454-3109, Fax No: (631) 843-9314; with a copy to 135 Duryea Road — Mail Stop E-365, Melville, New York 11747, Attention: General Counsel, E-mail: michael.ettinger@henryschein.com, Phone No: (631) 843-5989, Fax No: (631) 843-5660 or at such other address as the Company shall have specified to the holder of each Note in writing; or
     (iv) if to New York Life, to New York Life at the address listed on Schedule B hereto.
Notices under this Section 18 will be deemed given only when actually received.
Section 19. Reproduction of Documents.
     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20. Confidential Information.
     For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary or confidential in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
Section 21. Substitution of Purchaser.
     Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase under any Confirmation of Acceptance, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. Miscellaneous.
     Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.
     Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.5. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
          For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to such Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
* * * * *

     If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours, Henry Schein, Inc.
By
Name:
Title:

This Agreement is hereby accepted and agreed to as of the date thereof. New York Life Investment Management LLC
By
Name:
Title:

SCHEDULE A
Defined Terms
     Part 1.1. Defined Terms.
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Acceptance” is defined in Section 2.6.
     “Acceptance Day” is defined in Section 2.6.
     “Acceptance Window” is defined in Section 2.6.
     “Accepted Note” is defined in Section 2.6.
     “Affiliate” means as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors of (or persons performing similar functions for) such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Agreement” means this Note Purchase Agreement, as amended, supplemented or otherwise modified from time to time.
     “Agreement Effective Date” means August 9, 2010.
     “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel.
     “Available Facility Amount” means, at any point in time, (a) the aggregate principal amount of Notes stated in Section 1.1, minus (b) the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to that time, minus (c) the aggregate principal amount of Accepted Notes that have not been purchased and sold hereunder prior to that time and for which the closing has not been cancelled, plus (d) the aggregate principal amount of Notes purchased, sold, and repaid or prepaid pursuant to this Agreement prior to that time.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
     “Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Change in Control” means (A) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial interest of 50% or more of any outstanding class of equity interests having ordinary voting power in the election of the directors of the Company (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Company on the Agreement Effective Date) or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Company’s directors or (B) the board of directors of the Company shall not consist of a majority of Continuing Directors.
     “Closing” means any closing of the purchase and sale of Notes hereunder.
     “Closing Date” means, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of the Accepted Note in the Request for Purchase of the Accepted Note, provided that if the Company and the Purchaser which is obligated to purchase the Accepted Note agree on an earlier Business Day for the closing, the “Closing Date” for the Accepted Note is the earlier Business Day.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” is defined in the first paragraph of this Agreement.
     “Confirmation of Acceptance” is defined in Section 2.6
     “Confidential Information” is defined in Section 20.
     “Consolidated EBITDA” means for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization, (d) all non-cash charges, and (e) all non-recurring, unusual and extraordinary charges, costs and expenses (including merger, restructuring and integration charges, costs and expenses).
     “Consolidated Gross Profit” means for any period, net sales less cost of sales of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.
     “Consolidated Interest Income” means for any period, the interest income of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.
     “Consolidated Leverage Ratio” means at any date of determination, the ratio of (a) Consolidated Total Net Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on (or most recently ended prior to) such date.
     “Consolidated Operating Expenses” means for any period, total expenses related to salaries, employee benefits and general and administrative expenses of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.
     “Consolidated Operating Income” means for any period, Consolidated Gross Profit less Consolidated Operating Expenses of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.
     “Consolidated Total Assets” means at any date of determination, the net book value of all assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009.
     “Consolidated Total Net Debt” means at any date of determination, without duplication (a) the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries, minus (b) the Unrestricted Cash Amount of the Company and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of such date.
     “Continuing Directors” means as to the Company, the directors of the Company on the Agreement Effective Date and each other director of the Company whose nomination for election to the Board of Directors of Company is recommended by a majority of the then Continuing Directors.
     “Contractual Obligation” means any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected or any security issued by the Company or any Subsidiary.
     “Control Event” means the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.

     “Default” means any event or circumstance that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means that rate of interest that is the greater of (i) 1% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 1% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.11.
     “Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Disposition Value” means (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such Disposition in good faith by the Company, and (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Restricted Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding Equity Interests of such Restricted Subsidiary (assuming, in making such calculations, that all securities convertible into such Equity Interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the Disposition thereof, in good faith by the Company.
     “Domestic Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.
     “Dollars” and “$” means lawful currency of the United States of America.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, written notices or written and binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the pollution or the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or imposing workers health and safety requirements.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) a claim made pursuant to any written contract, agreement or other written and binding consensual arrangement pursuant to which liability is assumed or imposed by or on Company or any of its Restricted Subsidiaries with respect to any of the foregoing.
     “Equity Interests” means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 -day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) prior to January 1, 2008, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the code or Section 302 of ERISA) applicable to such Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA; (g) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (i) the receipt by the Company or any ERISA Affiliate of any notice (x) imposing withdrawal liability under Title IV of ERISA or (y) stating that a Multiemployer Plan is, or is reasonably expected to be, Insolvent or in Reorganization (within the meaning of Title IV of ERISA).
     “Event of Default” means any of the events specified in Section 11.
     “Existing Credit Facility” means the $400,000,000 Credit Agreement dated as of September 5, 2008, among the Borrower, the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and HSBC Bank USA, N.A., The Bank of New York Mellon, and UniCredit Markets and Investment Banking, acting through Bayerische Hypo- und Vereinsbank AG, New York Branch, as co-syndication agents, as amended, restated, supplemented or otherwise modified from time to time.

     “Existing Note Agreement” means that certain Note Purchase Agreement dated as of September 25, 1998, as amended, between the Company and the various note holders party thereto.
     “Facility” is defined in Section 2.1.
     “Facility Fee” is defined in Section 3.2.
     “Fair Market Value” means at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
     “Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are Capital Lease Obligations on a balance sheet of the lessee.
     “Foreign Subsidiary” means any Restricted Subsidiary incorporated or otherwise organized in any jurisdiction outside the United States of America, its territories and possessions.
     “GAAP” means generally accepted accounting principles in the United States of America consistently applied with respect to those utilized in preparing the audited financial statements referred to in subsection 5.1.
     “Governmental Authority” means
     (a) the government of
     (i) the United States of America or any State or other political subdivision of either thereof, or
     (ii) any other jurisdiction in which the Company or any Restricted Subsidiary conducts all or a substantial part of its business, or which asserts jurisdiction over any properties of the Company or any Restricted Subsidiary, or
      (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other unrelated third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     “Guarantors” means any Restricted Subsidiary of the Company that has executed and delivered, and remains bound by, a Guaranty Agreement pursuant to the terms hereof.
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
     (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Guaranty Agreement” means each guaranty agreement in form and substance acceptable to the Required Holders) executed by any Subsidiary of the Company.
     “Hazardous Material” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, to the extent regulated pursuant to any Environmental Law.
     “holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) all indebtedness of such Person, determined in accordance with GAAP, arising out of a Receivables Transaction, (h) all Guarantee Obligations of such Person, (i) all obligations of such Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, however, that in the event that liability of such Person is non-recourse to such Person and is recourse only to specified property owned by such Person, the amount of Indebtedness attributed thereto shall not exceed the greater of the Fair Market Value of such property or the net book value of such property, and (j) for the purposes of the definition of “Material Indebtedness” only (except to the extent otherwise included above), all obligations of such Person in respect of Swap Contracts; provided that for the purposes of the definition of “Material Indebtedness,” the “principal amount” of the obligations of such Person in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Swap Contract were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is actually liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not actually liable therefor.
     “Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent” means pertaining to a condition of Insolvency.
     “Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5.0% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

     “Issuance Period” is defined in Section 2.2.
     “Joint Venture” means W.A. Butler Company, a Delaware corporation (currently known as Winslow Acquisition Company, together with its permitted successors and assigns).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).
     “Make-Whole Amount” is defined in Section 8.6.
     “Market Disruption” is defined in Section 2.7.
     “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties, of the Company and its Restricted Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or the ability of the Guarantors to perform their obligations under the Guaranties or (c) the validity or enforceability of this Agreement, the Notes or Guaranties or the material rights and remedies of the holders of the Notes thereunder.
     “Material Indebtedness” means Indebtedness (other than the Indebtedness evidenced by the Notes) of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “New York Life” is defined in the first paragraph of this Agreement.
     “New York Life Affiliate” means (a) any corporation or other entity controlling, controlled by, or under common control with, New York Life or (b) any managed account or investment fund which is managed by New York Life or a New York Life Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.
     “Note Documents” means this Agreement, any Notes and any Guaranty Agreements executed and delivered pursuant to the terms of this Agreement, and any collateral documents executed or delivered to or in favor of any holders of the Notes or their agent or representative in accordance with the terms of this Agreement.
     “Notes” is defined in Section 1.1.
     “Obligations” means collectively, the unpaid principal of and interest on the Notes and all other obligations and liabilities of the Company under this Agreement and the other Note Documents to which it is a party (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Note Document after the maturity of the Notes and interest accruing at the then applicable rate provided in this Agreement or any other applicable Note Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Note Documents, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all Attorney Costs of counsel to the Purchasers that are required to be paid by the Company pursuant to the terms of this Agreement or any other Note Document).
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted JV Refinancing Indebtedness” means Indebtedness of the Joint Venture and its Subsidiaries which satisfies each of the following conditions: (a) to the extent that such Indebtedness is to be secured by a Lien on any assets or property, or the Equity Interests, of the Joint Venture and its Subsidiaries, the terms of such Indebtedness (including the Liens that secure such Indebtedness) shall be substantially similar to those provided in the Winslow Credit Documents (other than changes which extend the maturity thereof, decrease the interest rate applicable thereto, release a portion of the assets subject to such Liens or otherwise amend the terms in a manner that could not reasonably be expected to be materially adverse to the interests of the Purchasers taken as a whole) and any Liens that secure such Indebtedness do not cover any additional assets, property or Equity Interests; (b) such Indebtedness shall consist of (i) a secured facility which satisfies the requirements of clause (a) above or (ii) an unsecured or subordinated facility (and guarantees in respect thereof provided by any Subsidiary of the Joint Venture) with terms customary for facilities of such type at such time; (c) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness; (d) such Indebtedness shall not be subject to any amortization or required repayment obligations (other than, in the case of a secured facility, as contemplated by clause (a) above or, in the case of an unsecured or subordinated facility, as then reflects the customary terms for facilities of such type at such time) on or prior to the Termination Date (as defined in the Existing Credit Facility as in effect on the date hereof); (e) the net proceeds of such

Indebtedness (other than any revolving Indebtedness) are concurrently applied to the prepayment of the Indebtedness to be refinanced; and (f) each Purchaser shall have received (x) a certificate of a Responsible Officer of the Joint Venture certifying compliance with the conditions set forth in this definition (and attaching any other information reasonably required by the Required Holders) and (y) copies of all the loan documents relating to such Indebtedness at least three Business Days prior to the funding of any such Indebtedness.
     “Person” means an individual, partnership, corporation, business trust, limited liability company, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature. “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Plan” means at a particular time, any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA and which is subject to Title IV of ERISA and/or Section 412 of the Code, other than a Multiemployer Plan, and in respect of which the Company or an ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or to which the Company or an ERISA Affiliate contributes or has an obligation to contribute.
     “Principal Debt Facility” means any agreement, instrument or facility, and any renewal, refinancing, refunding or replacement thereof, or any two or more of any of the foregoing forming part of a common interrelated financing or other transaction (collectively, a “Debt Agreement”) in respect of which the Company or any Restricted Subsidiary (other than the Joint Venture and its Subsidiaries) is a borrower, guarantor or other obligor, providing for the incurrence of Indebtedness by the Company or any Restricted Subsidiary in an aggregate principal amount equal to or in excess of $300,000,000 (or the equivalent thereof in any other currency), regardless of the principal amount outstanding thereunder from time to time. For the avoidance of doubt, each of the Existing Credit Facility, the Indebtedness under the Existing Note Agreement and the Indebtedness under the Prudential Note Agreement is a Principal Debt Facility.
     “Priority Debt” shall mean, without duplication and as at any time of determination thereof, the sum of the following items: (i) Indebtedness of the Company secured by Liens (other than Liens permitted under clauses (a) through (o) of Section 10.2); (ii) Indebtedness of any Restricted Subsidiary owing to any Person (other than Indebtedness permitted under clauses (i) through (viii) of Section 10.3(b)); and (iii) preferred stock of any Restricted Subsidiary held by any Person other than the Company or a wholly owned Restricted Subsidiary.
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “Proposed Prepayment Date” shall have the meaning specified in Section 8.6(c).

     “Pro Rata Portion” means, with respect to a Note and the prepayment of Indebtedness for purposes of Sections 8.7 and 10.5(g), the portion of such Note equal to (a) the aggregate amount of the proceeds to be used in the prepayment or repayment of all Indebtedness pursuant to Section 10.5(g) (including the Notes) multiplied by (b) a fraction, the numerator of which is the aggregate principal amount of such Note and the denominator of which is the aggregate principal amount of all such Indebtedness to be prepaid or repaid in accordance with Section 10.5(g).
     “Prudential Note Agreement” means that certain Private Shelf Agreement, dated on or about the date hereof, by and between the Company, Prudential Investment Management, Inc. and each Prudential Investment Management, Inc. affiliate which becomes party thereto, as amended, restated, supplemented or otherwise modified from time to time.
     “PTE” is defined in Section 6.2(a).
     “Purchaser” is defined in the first paragraph of this Agreement.
     “Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
     “Receivables” means any accounts receivable of any Person, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.
     “Receivables Subsidiary” means any special purpose, bankruptcy-remote Restricted Subsidiary that purchases Receivables generated by the Company or any of its Restricted Subsidiaries.
     “Receivables Transaction” means any transaction or series of transactions providing for the financing of Receivables of the Company or any of its Restricted Subsidiaries, involving one or more sales, contributions or other conveyances by the Company or any of its Restricted Subsidiaries of its/their Receivables to Receivables Subsidiaries which finance the purchase thereof by means of the incurrence of Indebtedness or otherwise. Notwithstanding anything contained in the foregoing to the contrary: (a) no portion of the Indebtedness (contingent or otherwise) with respect to any Receivables Transactions shall (i) be guaranteed by the Company or any of its Restricted Subsidiaries, (ii) involve recourse to the Company or any of its Restricted Subsidiaries (other than the relevant Receivables Subsidiary), or (iii) require or involve any credit support or credit enhancement from the Company or any of its Restricted Subsidiaries (other than the relevant Receivables Subsidiary), provided that the Company and its Restricted Subsidiaries will be permitted to agree to representations, warranties, covenants and indemnities that are reasonably customary in accounts receivable securitization transactions of the type contemplated (none of which representations, warranties, covenants or indemnities will result in recourse to the Company or any of its Restricted Subsidiaries (other than the relevant Receivables Subsidiary) beyond the limited recourse that is reasonably customary in accounts receivable securitization transactions of the type contemplated); and (b) the securitization facility and structure relating to such Receivables Transactions shall be on market terms and conditions customary for Receivables transactions of the type contemplated.
     “Refund Percentage” means (i) 50% if the Issuance Period is terminated by New York Life pursuant to Section 2.2(b) of this Agreement on or prior to November 9, 2010 and (ii) 25% otherwise.
     “Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
     “Related Parties” means with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, and agents of such Person or such Person’s Affiliates.
     “Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Request for Purchase” is defined in Section 2.4.
     “Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
     “Requirement of Law” means (i) the corporate charter, by-laws or other organizational or governing documents of the Company or any Subsidiary, (ii) the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority, or (iii) any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case with respect to clause (ii) and (iii), applicable to or binding upon the Company, any Subsidiary or any property thereof or to which the Company, any Subsidiary or any property thereof is subject.
     “Responsible Officer” means with respect to any Person, the chief executive officer and the president of such Person as well as, in the case of the Company, the Vice President, the Senior Vice President and General Counsel, the Chief Financial Officer and the Treasurer, and in the case of any Guarantor (if any), a duly elected Vice President of such Guarantor (if any), or, with respect to financial matters, the chief financial officer and the treasurer of such Person, provided, however, that, solely for purposes of Section 2, “Responsible Officer” shall mean any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “Restricted Subsidiary” means with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary of such Person.
     “Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
     “Series” is defined in Section 1.1.
     “Significant Subsidiary” means
     (a) each domestic (i.e., incorporated or organized in the United States or any state or territory thereof; hereinafter, “domestic”) wholly-owned Restricted Subsidiary or other entity formed or acquired by the Company or any direct or indirect Restricted Subsidiary (whether existing at the date hereof, or formed or acquired after the date hereof), if such Restricted Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed ten percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter; and
     (b) each domestic Restricted Subsidiary or entity (whether existing at the date hereof, or formed or acquired after the date hereof) in which the Company or any Guarantor (if any) has, directly or indirectly, a 66.67% or greater but less than 100% ownership interest which becomes or is a Restricted Subsidiary if such Restricted Subsidiary or entity, after giving effect to the formation/acquisition of the same, has total assets that exceed five percent of the domestic “Consolidated Total Assets,” valued as of the occurrence/closing of such formation/acquisition or as of the last day of any fiscal year thereafter.
     “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     “Subsidiary” means as to any Person (“parent”), a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.
     “Subsidiary Stock” means with respect to any Person, the Equity Interests of any Restricted Subsidiary of such Person.
     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

     “Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, but without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any International Foreign Exchange Master Agreement.
     “Tax” or “Taxes” means any and all taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature imposed by any jurisdiction or by any political subdivision or taxing authority thereon or therein and all interest penalties or similar liabilities with respect thereto.
     “Transferee” means any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.
     “Unrestricted Cash Amount” means as of any date of determination, that portion of the Company and the Restricted Subsidiaries’ aggregate cash and cash equivalents in excess of $50,000,000 that are not encumbered by or subject to any Lien (excluding, in all events, any Lien arising from any set-off, netting or other banking arrangements or other customary cash management arrangements).
     “Unrestricted Subsidiary” means any Subsidiary designated by the Company as an “Unrestricted Subsidiary” by written notice to New York Life on the date of this Agreement and any Subsidiary thereof, but excluding any Unrestricted Subsidiary redesignated by the Company at any time as a Restricted Subsidiary.
     “Unrestricted Subsidiary EBITDA” means, as of any date, the Consolidated EBITDA, but substituting the “Unrestricted Subsidiaries” for “the Company and its Restricted Subsidiaries” in the definition of Consolidated EBITDA and each definition referred to therein.
     “Unrestricted Subsidiary Total Assets” means, as of any date, the Consolidated Total Assets, but substituting the “Unrestricted Subsidiaries” for “the Company and its Restricted Subsidiaries” in the definition of Consolidated Total Assets.
     “Updated Schedules” is defined in Section 2.4(f).
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     “Winslow Credit Agreement” means the credit agreement to be entered into in connection with the Winslow Acquisition between Butler Animal Health Supply, LLC, a Delaware limited liability company, as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, waived, modified or supplemented from time to time; provided that any renewal, replacement or refinancing thereof shall satisfy the requirements set forth in paragraphs (a) through (f) of the definition of “Permitted JV Refinancing Indebtedness”).
     “Winslow Credit Documents” means the Winslow Credit Agreement and any agreement, document or instrument creating any security interest or other encumbrance, or guaranty, entered into in connection therewith and any other agreement, document or instrument ancillary or otherwise related thereto (as amended, waived, modified or supplemented from time to time; provided that any renewal, replacement or refinancing thereof shall satisfy the requirements set forth in paragraphs (a) through (f) of the definition of “Permitted JV Refinancing Indebtedness”).
     Part 1.2. Other Definitional Provisions.
     (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any other Note Documents delivered pursuant hereto.
     (b) As used herein or in any of the other Note Documents, accounting terms relating to the Company and its Subsidiaries not defined in Part 1.1 of this Schedule A, and accounting terms partly defined in Schedule A, but only to the extent not so defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP or in the manner in which the Company shall be required or permitted to disclose its financial results in its filings with the Securities and Exchange Commission (i.e., a change which is inconsistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009) would affect the computation of any financial ratio or requirement set forth in any Note Document, and either the Company or the Required Holders shall so request, the holders of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 26, 2009 prior to such change therein and (ii) the Company shall provide to each holder of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change. Notwithstanding the foregoing, for purposes of determining compliance with the financial covenants contained in this Agreement, including without limitation subsection 10.1, any election by the Company to measure an item of Indebtedness using fair value (as permitted by the Statement of Financial Accounting Standards No. 159 or

any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
     (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     Part 1.3. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     Part 1.4. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Note Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SCHEDULE B
Address for Notices to New York Life
New York Life Investment Management LLC
51 Madison Avenue
New York, New York 10010
Attention: Fixed Income Investors Group
Private Finance, 2nd Floor
Fax #: (212) 447-4122
With a copy sent via Email to: FIIGLibrary@nylim.com
with a copy of any notices regarding defaults or Events of Default under the operative documents to:
Attention: Office of General Counsel
Investment Section, Room 1016
Fax #: (212) 576-8340

EXHIBIT A
[FORM OF NOTE]
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.
[NAME OF COMPANY]
_____% SENIOR NOTE, SERIES ____, DUE

No. «No»	PPN: «No»
ORIGINAL PRINCIPAL AMOUNT: $«                      »
ORIGINAL ISSUE DATE:
INTEREST RATE: (Rate)%
INTEREST PAYMENT DATES: [March 1, June 1, September 1 and December 1], of each year, commencing
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS: [Entire principal amount payable at final maturity]
     FOR VALUE RECEIVED, the undersigned, HENRY SCHEIN, INC (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to «PURCHASER», or registered assigns, the principal sum of «WRITTEN_AMOUNT» ($«                      ») DOLLARS on the Final Maturity Date specified above, with interest (computed on the basis of a 360-day year-30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Make-Whole Amount and any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 1% over the Interest Rate specified above or (ii) 1% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its prime rate.
Exhibit B

     Payments of principal, Make-Whole Amount, if any, and interest are to be made at the main office of JPMorgan Chase Bank in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.
     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to a Master Note Facility, dated as of August 9, 2010 (as it may be amended, modified or supplemented, the “Agreement”), among the Company, on the one hand, and New York Life Investment Management, LLC, the Purchasers and each New York Life Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.
     This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.
     This Note is subject to optional prepayment on the terms specified in the Agreement.
     [On                     , 2[___] and on each                      thereafter, to and including                      , the Company will prepay $[                    ] in principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of Make Whole Amount or any premium.]
     In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.
     Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.
     This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the internal law of such State.

Henry Schein, Inc.
By
[Title]

Exhibit B

EXHIBIT B
[FORM OF REQUEST FOR PURCHASE]
[NAME OF COMPANY]
Reference is made to the Master Note Facility (the “Agreement”), dated as of August 9, 2010, among HENRY SCHEIN, INC. (the “Company”), on the one hand, and New York Life Investment Management LLC (“New York Life”), the Purchasers and each New York Life Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.
Pursuant to Section 2.4 of the Agreement, the Company hereby makes the following Request for Purchase:
1.	Aggregate principal amount of the Notes covered hereby (the “Notes”) $[1]

2.	Individual specifications of the Notes:

Principal
	Final	Prepayment	Interest
Principal	Maturity	Dates and	Payment
Amount	Date[2]	Amounts[3]	Period[4]

[1]	Minimum principal amount of $20,000,000.

[2]	Final maturity not to exceed [15] years.

[3]	Average life not to exceed [12] years.

[4]	Specify quarterly or semi-annually.
Exhibit B

3. Use or uses of proceeds of the Notes:
4. Proposed day for the closing of the purchase and sale of the Notes:
5. [Schedules 5.11 and 5.14 to the Agreement are to be updated in connection with the issuance of the Notes are restated in full, in the form attached hereto (the “Updated Schedules”), and marked to show changes from the existing corresponding Schedules to the Agreement.]
6. The Company certifies (a) that the representations and warranties contained in Section 5 of the Agreement, [after giving effect to the replacement of Schedules 5.11 and 5.14 to the Agreement with the Updated Schedules], are true in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of this Request for Purchase except to the extent of changes caused by the transactions contemplated in the Agreement and except as the schedules to the Agreement have been modified by written supplements delivered by the Company to the Purchasers, and (b) that there exists on the date of this Request for Purchase no Default or Event of Default and, after giving effect to the issuance of Notes on the proposed Closing Date, no Default or Event of Default shall have occurred and be continuing.
Dated:

Henry Schein, Inc.
By:
Name:
Title:

Exhibit B

EXHIBIT A
[Attach any Schedules to be updated, blacklined to show changes]
Exhibit B

EXHIBIT C
[FORM OF CONFIRMATION OF ACCEPTANCE]
HENRY SCHEIN, INC.
Reference is made to the Master Note Facility (the “Agreement”), dated as of August 9, 2010, among HENRY SCHEIN, INC. (the “Company”), on the one hand, and New York Life Investment Management LLC (“New York Life”), the Purchasers and each New York Life Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.
The New York Life Affiliate which is named below as a Purchaser of Notes hereby makes the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the Agreement.
Pursuant to Section 2.6 of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:
1.	Accepted Notes: Aggregate principal amount $
(A)	(a)	Name of Purchaser:
(b)	Principal amount:

(c)	Final maturity date:

(d)	Principal prepayment dates and amounts:

(f)	Interest rate:

(g)	Interest payment period[5]:

(h)	Payment and notice instructions: As set forth on attached Purchaser Schedule

[5]	Specify quarterly or semi-annually.

(B)	(a)	Name of Purchaser:
(b)	Principal amount:

(c)	Final maturity date:

(d)	Principal prepayment dates and amounts:

(f)	Interest rate:

(g)	Interest payment period:

(h)	Payment and notice instructions: As set forth on attached Purchaser Schedule
     [(C), (D) Same information as above.]
2. Closing Date:
Dated:

HENRY SCHEIN, INC.
By:
Name:
Title:

NEW YORK LIFE INSURANCE COMPANY
By:
Name:
Title:

By:
Name:
Title:

[NEW YORK LIFE AFFILIATE]
By:
Name:
Title:

Exhibit C

EXHIBIT D
[SUBJECT TO ONGOING REVIEW AND COMMENT BY THE PROSKAUER OPINION COMMITTEE]
Form of Opinion of Special Counsel to the Company
     The following opinions are to be provided by special counsel for the Company, subject to customary assumptions, definitions, limitations and qualifications in form and substance reasonably satisfactory to the Purchasers. All capitalized terms used herein without definition shall have the meanings ascribed thereto in that certain Master Note Facility (the “Agreement”), dated as of August 9, 2010, between Henry Schein, Inc. (the “Company”), on the one hand, and New York Life Investment Management LLC (“New York Life”) and each New York Life Affiliate which becomes party thereto, on the other hand.
     The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and (ii) has all requisite corporate power and authority to issue and sell the Notes, to execute and deliver the Agreement and the Notes and to perform the provisions thereof.
     [Each Guarantor (i) is a [•]6 duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) has all requisite [•]7 power and authority to execute and deliver its Guaranty Agreement and to perform the provisions thereof.]8
     The Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     The Notes issued on the Closing Date with respect to which the opinion is being delivered, have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     [Each Guaranty Agreement pursuant to which the Notes are guaranteed has been duly authorized, executed and delivered by the applicable Guarantor and constitutes a legal, valid and

[6]	Insert appropriate range of entities (e.g. corporation, limited liability company, etc.).

[7]	Insert appropriate range of entities (e.g. corporation, limited liability company, etc.).

[8]	Opinion regarding Guarantors will be limited to only those Guarantors at such Closing Date organized in Delaware or a jurisdiction in which Proskauer then admitted to practice
Exhibit D
(to Note Purchase Agreement)

binding agreement of that Guarantor, enforceable against that Guarantor in accordance with its terms.]9
     Assuming the accuracy of the representations and warranties of the Purchasers in Section 6 of the Purchase Agreement, no consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any federal or New York court or governmental agency, body or authority or administrative agency, or with any Delaware court or arbitrator or governmental or regulatory authority in each case pursuant to the DGCL, is required for (i) the execution, delivery or performance by the Company of the Agreement or the Notes on the Closing Date or the issuance of the Notes on the Closing Date or (ii) the execution, delivery or performance by any Guarantor of its Guaranty Agreement on the Closing Date, except (a) for those which failure to obtain could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) such as have been or will be obtained and made on or prior to the Closing Date.
     The execution, delivery and performance by the Company of the Agreement and the Notes, the issuance of the Notes, and the execution, delivery and performance by the Guarantors of their Guaranties will not (i) breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Restricted Subsidiary pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument listed on Annex B to such opinion (which shall include all Principal Debt Facilities), (ii) violate the provisions of the Charter or By-laws of the Company or any Guarantor or (iii) violate the laws of the State of New York, the Delaware General Corporation Law or any federal law, rule or regulation of the United States of America or any judgment, order or regulation of any court or arbitrator or governmental or regulatory authority known to such counsel, applicable to the Company or any Guarantor.
     No (i) registration under the Securities Act of 1933, as amended, of the Notes or the Guarantees thereof or (ii) qualification of an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended, is required for the sale of the Notes to the Purchaser as contemplated by the Note Purchase Agreement, assuming the accuracy of the Purchaser’s representations contained in Section 6 of the Purchase Agreement or the Company’s representations contained in Section 5.17 of the Purchase Agreement.
     Neither the issuance and sale of the Notes and the Guaranties, on the Closing Date with respect to which the opinion is being delivered, nor the application of the proceeds thereof by the Company in a manner consistent with the requirements of the Note Purchase Agreement will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

[9]	If all purchasers of Notes from time to time under the Master Facility have previously received opinions as to Guaranty Agreements, this opinion not required with respect to subsequent note issuances.
Exhibit D

     The Company is not an “investment company” or, to the knowledge of such counsel, a Person “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Exhibit D